Exhibit 99.1

Chrysler Group LLC Announces Refinancing Transaction

Auburn Hills, Mich., April 28, 2011 – Chrysler Group LLC (“Chrysler Group”) announced today that it intends, subject to market and other conditions, to repay in full the outstanding obligations under the loans provided to Chrysler Group by the U.S. Department of the Treasury and the Canadian federal and Ontario governments. Chrysler Group intends to complete the repayment during the second quarter of 2011 from proceeds of a new term loan facility and newly issued debt securities to be offered and sold to institutional investors in a private offering exempt from registration under the U.S. Securities Act of 1933.

Chrysler Group intends to use the net proceeds of the term loan and the offering, together with the proceeds from the recently announced exercise by Fiat of an option to acquire an incremental ownership interest in Chrysler Group, to repay its loans from the U.S. and Canadian governments in full and to pay related fees and expenses. The completion of the offering, the credit facilities and the equity investment by Fiat under its call option are expected to occur concurrently.

The debt securities will be offered and sold in reliance on an exemption from registration under the Securities Act. The debt securities have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from registration.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

Forward-Looking Statements

This document contains forward-looking statements that reflect management’s current views with respect to future events. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project” and “should” and similar expressions identify forward-looking statements. Such statements are subject to risks and uncertainties including market conditions and the price and market for securities to be offered and other risks relating to Chrysler Group’s business and industry, including, but not limited to: the effective implementation of the Chrysler Group LLC 2010 – 2014 Business Plan outlined on November 4, 2009, including successful vehicle launches; industry SAAR levels; continued economic weakness, especially in North America, including continued high unemployment levels and limited available financing for our dealers and consumers; introduction of competing products and competitive pressures which may limit our ability to reduce sales incentives; and our ability to realize benefits from our industrial alliance with Fiat. If any of these or other risks and uncertainties occur, or if the assumptions underlying any of these statements prove incorrect, then actual results may be materially different from those expressed or implied by such statements. We do not intend or assume any obligation to update any forward-looking statement, which speaks only as of the date on which it is made.

About Chrysler Group LLC

Chrysler Group LLC, formed in 2009 from a global strategic alliance with Fiat, produces Chrysler, Jeep, Dodge, Ram, Mopar and Fiat vehicles and products. With the resources, technology and worldwide distribution network required to compete on a global scale, the alliance builds on Chrysler Group’s culture of innovation, first established by Walter P. Chrysler in 1925, and Fiat’s complementary technology that dates back to its founding in 1899.

Headquartered in Auburn Hills, Mich., Chrysler Group’s product lineup features some of the world’s most recognizable vehicles, including the Chrysler 300, Jeep Wrangler, Dodge Challenger and Ram 1500. Fiat contributes world-class technology, platforms and powertrains for small- and medium-size cars, allowing Chrysler Group to offer an expanded product line including environmentally friendly vehicles.